Exhibit 99.6

River Hawk Aviation Announces Merger with Profile Completed and Changes to Company Capital Structure

August 28, 2007---Traverse City, MI.-----River Hawk Aviation, Inc. (RHWA:Pink Sheets) (River Hawk) announced today that it has completed its merger with Profile Aviation Center, Inc. and Profile Aviation Services, Inc. (collectively Profile) and that Profile will continue its operations as wholly owned subsidiaries of the Company.  The Company also announced that it has approved a Class B preferred stock issuance of which a portion was issued to the owner of Profile in connection with the merger.  The Company also disclosed that it would be reversing its issued and outstanding common shares and Class A preferred stock at a 1 share for 30 share exchange.

Requisite funding of $1.5 million to facilitate the completion of the transaction was provided by Aerologistics Investment Partners, LLC (Aerologistics).   Aerologistics is headed by Calvin Humphrey, River Hawk’s CEO and Chairman and David Otto, Managing Director of The Otto Law Group of Seattle, Washington.  The Otto Law Group has represented River Hawk since August, 2006.

Profile operates aviation charter services and fixed base operations from Hickory, North Carolina.  Fixed base operations include providing fueling services, maintenance, pilot services, hangar availability and route related services.  Charter services are provided for equipment that is Company owned as well as privately owned aircraft that has been placed into the Company’s fleet management program.

In 2006, Profile’s gross revenue was in excess of $10 million.  Internal estimates of gross revenue for 2007, through August 27, 2007 are slightly in excess of $7 million.  Historically, Profile has exhibited strong revenue performance during the months of September and October.

Calvin Humphrey, CEO of River Hawk, commented, “The pursuit of Profile has taken a bit longer than we had hoped and as a result we needed to make certain fundamental changes in our capital base,  But at the end of the day, these measures ensured we could get the Profile transaction done.  This gives us a sound platform from which to build Profile as well as allowing us an expansion of our aviation parts network from our River Hawk parts subsidiary.  Profile has been a very well managed entity but I know that it has tremendous upside potential and for this reason I will launch a major marketing initiative immediately.”

About River Hawk Aviation, Inc.

River Hawk Aviation, Inc., is a holding company concentrating on the acquisition and development of aviation niche companies.  Presently, the Company’s operating subsidiary base is comprised of Profile Aviation Center, Inc. and Profile Services, Inc. of Hickory, North Carolina.  The Company has also agreed to acquire River Hawk Aviation, Inc. (a private entity) of San Antonio, Texas and upon satisfaction of certain terms and conditions of the agreement expects to take control of this corporation soon.

The combined synergies associated with the Company’s current holdings will provide revenues from charter aircraft operations, aviation management services to  private aircraft owners, certified aircraft maintenance services, fueling and other fixed base operation services as well as aviation parts and components sales within the aviation industry with a specialization in Saab and other commuter aircraft parts and components.  The Company and its subsidiaries are also able to offer consulting services, marketing and appraisals to the aviation community.  At present, the Company maintains offices and a fixed base operation including aviation hangars in Hickory, North Carolina, offices and inventory warehousing in San Antonio, Texas, and executive offices in Michigan.

The Company’s plan for future growth and development will focus on the acquisition of aviation-related operating businesses and airlines that display the potential for restructuring into profitable and sustainable aviation-related growth concerns.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("the Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements which are based upon certain assumptions and describe future plans, strategies and expectations, are generally identifiable by the use of words as "believe", "expect", "intend", "anticipate", "project", or other similar expressions. These forward-looking statements relate to, among other things, future performance, and perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.  Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) managing acquisitions and expansion of operations; (2) our ability to obtain necessary financing and to manage existing debt; (3) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (4) the Company's ability to comply with federal, state and local government and international regulations; and (5) other factors over which we have little or no control.  Further information on potential factors that could affect River Hawk Aviation, Inc. is found in the Company's Form 10-K and other documents filed with the U. S. Securities and Exchange Commission.